Contact:
Yuhe International, Inc.	CCG Investor Relations Inc.
Mr. Vincent Hu, CFO	Mr. Athan Dounis, Account Manager
Phone: +86-536-7300-667	Phone: +1 (646) 213-1916
Email: vincent.hu@yuhepoultry.com	Email: athan.dounis@ccgir.com

Mr. Jason Wang, Director of IR	Shaun Smolarz, Financial Writer
Phone: +1-765-409-1844	Phone: +1 (646) 101-7444
Email: jason.wang@yuhepoultry.com	Email: shaun.smolarz@ccgir.com
www.yuhepoultry.com	www.ccgirasia.com

Yuhe International, Inc. Announces First Quarter 2010 Results

Weifang, Shandong Province, P.R.C. May 14, 2010 –Yuhe International, Inc. (NASDAQ: YUII) (“Yuhe” or “the Company”), a leading supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China (“PRC”), today announced financial results for the quarter ended March 31, 2010.

First Quarter 2010 Highlights and Recent Events

•	Net revenue increased 7.7% to $11.8 million year over year
•	Sales volume grew 11% to 25.6 million birds year over year
•	Gross profit was $3.9 million with gross margin of 33.2%
•	Operating income was $3.0 million, down 7.9% year over year
•	Net income increased 0.4% to $2.9 million, or $0.18 per fully diluted share

“While the first quarter is traditionally one of our slowest in terms of sales due to the cold weather and the Chinese Spring Festival, we saw an uptick in sales volume of our day old broilers,” commented Mr. Zhentao Gao, Chairman and Chief Executive Officer of Yuhe International. “At the same time, gross margin was impacted by slightly lower selling prices and higher feed costs. We expect our financial performance to accelerate in the second half of the year when the approximate 176,000 parent breeders we recently purchased mature and begin contributing to production capacity.”

First Quarter 2010 Results

Net revenue for the first quarter of 2010 increased 7.7% to $11.8 million, compared to $10.9 million for the same period last year. The increase was mainly driven by the 10.8% gain in sales volume of day-old broilers to 25.6 million from 23.1 million in the comparable period last year. The sales volume increase was slightly offset by the 2.7% decrease in the average selling price per day-old broiler to RMB 2.91 from RMB 2.99 in the same quarter of 2009. Of net revenue, $10.9 million, or 92.6%, was generated from sales of day-old broilers.

Gross profit decreased 4.0% year over year to $3.9 million, compared to $4.1 million in the same period last year. Gross profit margin was 33.2%, compared to 37.2% in the same quarter last year. The decrease in gross profit margin is attributable to the 27.0% increase in the price of corn, a major ingredient in chicken feed.

Operating income decreased 7.9% to $3.0 million, compared to $3.2 million in the same period of 2009. Operating margin was 25.3%, compared to 29.55% in the same quarter of 2009.

Net income increased 0.4% to $2.93 million, compared to $2.91 million in the same period last year. Fully diluted earnings per share were $0.18, compared to $0.19 in comparable period of 2009. For the first quarter of 2010, there were 16.1 million fully diluted weighted shares outstanding versus 15.7 million fully diluted weighted shares outstanding in the same period of the prior year.

Financial Condition

As of March 31, 2010, the Company held $15.7 million in cash and cash equivalents, as compared to $14.0 million at year-end 2009. Working capital was $11.1 million with a 1.8 to 1 current ratio. The Company had $58.4 million in shareholders' equity compared to $55.3 million at the year-end 2009. Yuhe generated $2.0 million in operating cash flow in the first quarter of 2010.

2010 Outlook

The Company’s management expects sales volume and net income to rise throughout the remainder of 2010. Yuhe’s strongest results will occur in the second half of the year, given the seasonality of the business and the fact that the new parent breeders that were purchased in early 2010 will begin to generate revenue in the fourth quarter of 2010. Therefore, management re-affirms its previously issued guidance for 2010 of production totaling 150 million day-old broilers and net income of approximately $17 million.

Recent Events

In April 2010, Yuhe renegotiated approximately $8.2 million of its long-term bank loans at a more favorable fixed interest rate of 7.56%. The terms of these loans were extended to the first quarter of 2013.
In May 2010, Ernst & Young (China) Advisory Limited completed its review of the Company’s payment procedures at the request of Yuhe’s Audit Committee. The review concluded the following: (1) Yuhe International has cleared all the inter-company balances with related parties; (2) There were no payments between Yuhe International and its related parties in the period of March 1, 2010 to March 31, 2010; and (3) No material exceptions were noted during the review of the payment procedures.  The Board of Directors and Audit Committee have initiated more stringent internal controls over payment procedures. Additional information is available in the Company’s Form 10-Q filed with the SEC on May 14, 2010.

Upcoming Event

Yuhe will present at the Second Annual China Rising Investment Conference presented by CCG Investor Relations in New York on May 17, 2010. For more information, please visit http://www.chinarisingconference.com.

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Time (ET) on Friday, May 14, 2010, to discuss financial results for the first quarter of 2010. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 509-7549. International callers should dial (706) 902-4287. When promoted, enter the conference passcode: 748 854 98.

A replay will be available for two weeks beginning on Friday May 14, 2010 at 10:00 a.m. ET. To access the replay, dial (800) 642-1687. International callers should dial (706) 645-9291. When prompted, enter the conference passode: 748 854 98.

About Yuhe International, Inc.

Founded in 1996, Yuhe is the fourth largest day-old broiler breeder in China. The Company’s main operations involve breeding, as all broilers are sold within a day of hatching. With headquarters in Weifang, Shandong province, the Company has modern facilities and is led by an experienced team which includes experts in chicken breeding, disease prevention and animal husbandry science. Yuhe has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd. which largely supplies the Company’s internal demand for chicken feed. Currently, 90% of the Company's sales of day-old broilers are in Shandong province through 28 local agents there. There are 10 other sales agents in adjacent provinces. The Company has imported state-of-the-art equipment from the United States, Germany and Japan and has passed ISO9001 certification, allowing it to adhere to international standards of operation. For more information on the Company and its products, please visit http://www.yuhepoultry.com.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

- FINANCIAL TABLES FOLLOW-

YUHE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	March 31,	December 31,
	2010	2009
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$15,710,565	$14,047,147
Accounts receivable, net of allowances of $18,871 and $18,868	838	838
Inventories	8,268,393	6,560,783
Advances to suppliers	359,927	359,179
Deferred tax assets	15,167	17,766

Total current assets	24,354,890	20,985,713

Plant and equipment, net	29,433,188	29,556,712
Deposits paid for acquisition of long term assets	16,213,668	16,082,613
Notes receivable, net and other receivable, net	46,818	33,635
Unlisted investments held for sale	300,220	300,172
Intangible assets, net	2,835,473	2,851,411
Net investment in direct financing lease	390,907	382,742
Long term prepaid rent	6,544,822	6,570,038

Total assets	$80,119,986	$76,763,036

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,687,433	$5,740,912
Current portion of long term loans	2,311,259	9,433,686
Other payable	1,459,548	1,343,901
Accrued expenses and payroll related liabilities	2,564,740	2,366,134
Advances from customers	655,302	678,366
Other taxes payable	152,626	150,764
Loan from director	292,564	292,517
Other liabilities	143,972	143,949
Due to related companies	1,208	1,208

Total current liabilities	13,268,652	20,151,437

Non-current liabilities
Long-term loans	8,484,371	1,360,206

Total liabilities	21,753,023	21,511,643

YUHE INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

Stockholders' Equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $.001 par value; authorized 500,000,000 shares authorized, 15,809,563 and 15,722,180 equivalent shares issued and outstanding, respectively	15,809	15,722
Additional paid-in capital	30,852,457	30,672,849
Retained earnings	26,243,794	23,316,794
Accumulated other comprehensive income	1,254,903	1,246,028

Total stockholders’ equity	58,366,963	55,251,393

Total liabilities and stockholders’ equity	$80,119,986	$76,763,036

YUHE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)
(Stated in US Dollars)

	Three Months Ended March 31,
	2010	2009

Net revenue	$11,756,917	$10,914,390

Cost of revenue	(7,856,562)	(6,852,353)

Gross profit	3,900,355	4,062,037

Operating Expenses
Selling	(110,947)	(92,940)
General and administrative expenses	(820,516)	(743,990)

Total operating expenses	(931,463)	(836,930)

Income from operations	2,968,892	3,225,107

Non-operating income (expenses)
Interest income	58	96
Other income (expenses)	10,989	(465)
Investment income	15,612	15,509
Interest expenses	(65,950)	(325,427)

Total other income (expenses)	(39,291)	(310,287)

Net income before income taxes	2,929,601	2,914,820
Income tax expense	(2,601)	-

Net income	$2,927,000	$2,914,820

Other comprehensive income
Foreign currency translation	8,875	48,272
Comprehensive income	$2,935,875	$2,963,092

Earnings per share
Basic	$0.19	$0.19
Diluted	$0.18	$0.19

Weighted average shares outstanding
Basic	15,735,773	15,722,180
Diluted	16,056,599	15,722,180

YUHE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Stated in US Dollars)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities
Net income	$2,927,000	$2,914,820
Adjustments to reconcile net income to net cash provided by operating activities:
Stock based compensation	179,608	179,712
Depreciation	553,496	500,545
Amortization	16,397	16,372
Capitalized interest in construction in progress	(206,063)	-
Income from unlisted investment	(15,612)	-
Gain on disposal of property, plant and equipment	176	-
Changes in operating assets and liabilities:
Inventories	(1,706,572)	(423,234)
Advances to suppliers	2,489	(71,013)
Deferred tax assets	2,601	9,443
Long term prepaid rent	26,273	-
Accounts payable	(54,403)	1,049,384
Other payable	115,430	286,867
Accrued expenses and payroll related liabilities	198,272	127,994
Advances from customers	(23,172)	51,425
Other taxes payable	1,839	616
Change in net investment in direct financing lease	(8,104)	-

Net cash provided by operating activities	2,009,655	4,386,943

Cash flows from investing activities
Deposit paid and acquisition of property, plant and equipment	(332,155)	(41,133)
Advance to notes receivable	-	(335)
Repayment of notes receivable	(16,357)	-
Proceeds received from related parties receivables	-	41,442

Net cash used in investing activities	(348,512)	(26)

YUHE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Stated in US Dollars)

Cash flows from financing activities
Proceeds from related party payable	-	275,336

Net cash flows provided by financing activities:	-	275,336

Effect of foreign currency translation on cash and cash equivalents	2,275	17,521

Net increase in cash	1,663,418	4,679,774

Cash- beginning of period	14,047,147	13,412,205

Cash- end of period	$15,710,565	$18,091,979

Cash paid during the period for:
Interest paid	$231,576	$357,632

Supplemental disclosure
Transfer of construction in progress to fixed assets	$-	$1,831,131
Cashless exercise of 142,816 warrants	$87	$-

###